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                                                                    EXHIBIT 99.5


Hearst-Argyle
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TELEVISION, INC.
www.hearstargyle.com

NEWS                                                   Contact:  Thomas W. Campo
                                                                 (212) 887-6827







             HEARST-ARGYLE TELEVISION COMPLETES PRIVATE PLACEMENT OF $200 MILLION OF CONVERTIBLE PREFERRED TRUST SECURITIES

NEW YORK, NY, December 21, 2001 - Hearst-Argyle Television, Inc. (NYSE: HTV) announced today that it has completed a private placement with institutional investors of $200 million principal amount of convertible preferred securities through a subsidiary trust. The investor group includes The Hearst Corporation, Hearst-Argyle's majority shareholder. The securities were sold in two long-dated series and are convertible into Hearst-Argyle Television, Inc. common stock at a 20-to-22% premium.

     Proceeds of the issuance will be used to pay down the Company's borrowings under its existing bank credit facility.

     "This transaction materially enhances our financial liquidity and flexibility, positioning us for strategic growth and investment opportunities," said Harry T. Hawks, Hearst-Argyle Television executive vice president and chief financial officer. "Further, this demonstrates our long-standing commitment to our investment-grade credit status as both prudent fiscal management and as a competitive advantage. We continue to have one of the strongest capital structures in the television broadcasting sector."

     The securities have been sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, (the "Securities Act") and have not been registered under the Securities Act. They may not be offered, sold, pledged or otherwise transferred by the purchasers in the absence of registration or an applicable exemption therefrom.

     Separately, Hearst-Argyle announced that it has completed its previously announced sale of WBOY-TV, Clarksburg/Weston, West Virginia, to West Virginia Media Holdings, LLC.

                                     -more-

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Hearst-Argyle Television Private Placement.../2


     Hearst-Argyle Television, Inc. owns and/or manages 27 television stations and two radio stations, in geographically diverse U.S. markets. The Company's television stations reach about 17.5% of U.S. TV households, making it one of the two largest U.S. television station groups not primarily aligned with a single network, as well as one of the seven largest television groups overall as measured by audience delivered. The Company also is a leader in the convergence of broadcast television and interactivity and is engaged in partnerships with several interactive-media companies. Hearst-Argyle trades on the New York Stock Exchange under the symbol "HTV."

This news release contains forward-looking statements that are subject to risks and uncertainties. Forward looking statements include information preceded by, followed by, or that includes the words "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, among them, could affect the future results of the Company and could cause those results to differ materially from those expressed in each forward-looking statement: material adverse changes in economic conditions in the markets served by the Company; future regulatory actions and conditions in the television stations' operating areas; and competition from others in the broadcast television markets served by the business. The Company undertakes no obligation to update the information in this news release.